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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2001

ZEBRA TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	00-19406	36-2675536
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway
Vernon Hills, Illinois 60061
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 634-6700

Item 5. Other Events.

    Zebra Technologies Corporation, a Delaware corporation ("Zebra"), has entered into an Acquisition Agreement, dated as of July 31, 2001 (the "Acquisition Agreement"), among Zebra, Rushmore Acquisition Corp., a newly formed Delaware corporation and wholly-owned subsidiary of Zebra ("Merger Sub"), and Fargo Electronics, Inc., a Delaware corporation ("Fargo"), pursuant to which, subject to the conditions contained therein as discussed below, Merger Sub will commence an offer (the "Offer") to purchase all of the issued and outstanding shares of Fargo's common stock, together with the associated rights to purchase preferred stock (collectively, the "Shares"), at a price of $7.25 per share, net to each seller in cash, and Merger Sub will merge with and into Fargo, with Fargo becoming a wholly-owned subsidiary of Zebra (the "Merger").

    In the Merger, each issued and outstanding whole Share (other than Shares owned by Fargo, Zebra, Merger Sub or their subsidiaries, or stockholders who demand and perfect appraisal rights under Delaware law) will be converted into the right to receive cash in the amount of $7.25, and each outstanding option that is, or would be, vested and exercisable as of the effective time of the Merger will be cancelled and the holder of such option will receive, subject to any applicable withholding tax, an amount in cash equal to the product of (x) the excess, if any, of $7.25 over the per share exercise price of such option and (y) the number of shares with respect to which such option is, or will be, vested and exercisable. All other outstanding Fargo options will be terminated. Stockholders who demand and fully perfect appraisal rights under Delaware law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware law.

    In connection with the execution of the Acquisition Agreement, Zebra and each of several entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc. and each of the executive officers and directors of Fargo (collectively, the "Stockholders") have entered into Stockholder Agreements, each dated as of July 31, 2001 (the "Stockholder Agreements"), pursuant to which each of the Stockholders has agreed to tender in the Offer the Shares beneficially owned by such Stockholder. In addition, each Stockholder has agreed, at every Fargo stockholders meeting and on every action or approval by written consent instead of a meeting, to cause his, her or its Shares to be voted (i) in favor of approval of the Acquisition Agreement, the Offer and the Merger, (ii) against any action or agreement that would result in the breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Fargo under the Acquisition Agreement and (iii) against the following actions: (A) any Acquisition Proposal (as defined in the Acquisition Agreement) or any extraordinary corporate transaction or (B)(1) any change in a majority of the persons who constitute the Board of Directors of Fargo, (2) any change in the capitalization of Fargo or amendment to Fargo's Certificate of Incorporation or By-laws, (3) any material change in Fargo's corporate structure or business or (4) any other action intended, or that could reasonably be expected, to frustrate the purposes of, or prevent or delay the consummation of the Offer, the Merger or any of the transactions contemplated by the Stockholder Agreements or the Acquisition Agreement. The Stockholder Agreements terminate upon the earlier of (i) the termination of the Acquisition Agreement or (ii) the effective time of the Merger. As part of the Stockholder Agreements, each Stockholder delivered an irrevocable proxy to Zebra granting it the right to vote his, her or its Shares in the manner similar to the obligations of each Stockholder under the Stockholder Agreements described above if such stockholder does not so vote his, her or its shares.

    Under the Stockholder Agreements entered into by the affiliates of each of TA Associates, Inc. (collectively, "TA") and St. Paul Venture Capital (collectively, "St. Paul"), if a termination fee becomes payable by Fargo pursuant to Section 9.3 of the Acquisition Agreement and, in any such case, a transaction contemplated by a Superior Proposal (as defined in the Acquisition Agreement) is consummated within twelve (12) months after such termination, each of TA and St. Paul must pay Parent an amount in cash equal to fifty percent (50%) of the excess of the product of (x)(1) the gross amount of any cash, plus the fair market value of any other consideration, received by it for each of its Shares in such transaction, minus (ii) $7.25 and (y) the number of its Shares held of record or beneficially owned by it at the time the consideration is paid, over (B) the amount of any expenses

(which shall not include any taxes) incurred by it directly in connection with such transaction. On July 31, 2001, the Stockholders owned 5,253,350 Shares, constituting approximately 44.68% of the then outstanding Shares. In addition, as of July 31, 2001, Zebra directly owned 585,000 Shares, constituting an additional approximately 4.98% of the then outstanding Shares.

    Consummation of the Offer is subject to a number of conditions, including (1) the tender of not less than a majority of the Shares outstanding on a fully-diluted basis as of the date the Shares are accepted for payment pursuant to the Offer and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Acquisition Agreement may be terminated under certain circumstances, including if the Board of Directors of Fargo withholds or withdraws or modifies in a manner adverse to Zebra or Merger Sub its recommendation of the Offer, the Merger or the Acquisition Agreement or approves a Superior Proposal. Under certain circumstances, termination of the Acquisition Agreement will require Fargo to pay Zebra a $5.6 million termination fee or Zebra to pay Fargo a $3.1 million termination fee.

    On July 31, 2001, Zebra and Fargo issued a press release announcing that they had entered into the Acquisition Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

    For information regarding the terms and conditions of the Offer and the Merger, including the consideration to be issued to Fargo stockholders, reference is made to the Acquisition Agreement, which is filed as Exhibit 2.1 hereto, and to the forms of Stockholder Agreements, which are filed as Exhibits 99.2 and 99.3 hereto, each of which is incorporated by reference herein.

    The above description and the incorporated documents are neither offers to purchase nor solicitations of offers to sell Shares. Zebra has not yet begun the tender offer referred to herein. The tender offer will be made only through an offer to purchase and related letter of transmittal. All stockholders should read the tender offer statement concerning the tender offer that will be filed by Zebra, and the solicitation/recommendation statement that will be filed by Fargo, with the Securities and Exchange Commission, each of which will be mailed to stockholders. These statements will contain important information that stockholders should consider before making any decision regarding tendering their Shares. Stockholders will be able to obtain these statements in due course, as well as other filings containing information about Zebra and Fargo, at no charge, at the SEC's Web site www.sec.gov. Stockholders will also be able to obtain copies of these documents, when available, at no charge, by contacting Zebra's information agent, Mellon Investor Services LLC, at (800) 261-8056. Copies of these documents may also be obtained, at no charge, by directing such requests to Zebra's Chief Financial Officer at (847) 793-6730.

Item 7. Financial Statements and Exhibits.

(c)
Exhibits.
2.1	Acquisition Agreement, dated as of July 31, 2001, among Zebra Technologies Corporation, Rushmore Acquisition Corp. and Fargo Electronics, Inc.*
99.1	Joint Press Release of Zebra Technologies Corporation, dated July 31, 2001 announcing they have entered into the Acquisition Agreement.
99.2	Form of Stockholder Agreement, dated as of July 31, 2001, between Zebra Technologies Corporation and each of certain entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc.
99.3	Form of Stockholder Agreement, dated as of July 31, 2001, between Zebra Technologies Corporation and each of the executive officers and directors of Fargo Electronics, Inc.

*
Exhibits and schedules to the Acquisition Agreement have been omitted but will be provided supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2001
ZEBRA TECHNOLOGIES CORPORATION
	By:	/s/ EDWARD L. KAPLAN Edward L. Kaplan, Chairman of the Board and Chief Executive Officer

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Acquisition Agreement, dated as of July 31, 2001, among Zebra Technologies Corporation, Rushmore Acquisition Corp. and Fargo Electronics, Inc.*
99.1	Joint Press Release of Zebra Technologies Corporation, dated July 31, 2001, announcing they have entered into the Acquisition Agreement.
99.2	Form of Stockholder Agreement, dated as of July 31, 2001, between Zebra Technologies Corporation and each of certain entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc.
99.3	Form of Stockholder Agreement, dated as of July 31, 2001, between Zebra Technologies Corporation and each of the executive officers and directors of Fargo Electronics, Inc.

*
Exhibits and schedules to the Acquisition Agreement have been omitted but will be provided supplementally to the Securities and Exchange Commission upon request.

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SIGNATURE
Exhibit Index